EXHIBIT 10.8

PNMR Officer Long Term Disability Coverage Description

Prudential Policy Excerpt:

Benefit Highlights
LONG TERM DISABILITY PLAN
This long term disability plan provides financial protection for you by paying a portion of your income while you have a long period of disability. The amount you receive is based on the amount you earned before your disability began. In some cases, you can receive disability payments even if you work while you are disabled. Benefits start after the elimination period.

Program Date:	January 1, 2012
Contract Holder:	PNM RESOURCES, INC.
Group Contract Number:	G-51330-NM
Covered Classes:	All full-time active Employees classified by the Contract Holder as Officers.
Minimum Hours Requirement:	Employees must be working at least 32 hours per week.
Employment Waiting Period:
You may need to work for your Employer for a continuous period before you become eligible for the plan. The period must be agreed upon by your Employer and Prudential.
Your Employer will let you know about this waiting period.

Elimination Period:	90 days. Benefits begin the day after the Elimination Period is completed.
Monthly Benefit:
66.7% of your monthly earnings, but not more than the Maximum Monthly Benefit.
Your benefit may be reduced by deductible sources of income and disability earnings. Some disabilities may not be covered or may be limited under this coverage.

Maximum Monthly Benefit:	$15,000.00.
	Your Age on Date Disability Begins	Your Maximum Benefit Duration
	Under age 61	To your normal retirement age*, but not less than 60 months
	Age 61	To your normal retirement age*, but not less than 48 months
	Age 62	To your normal retirement age*, but not less than 42 months
	Age 63	To your normal retirement age*, but not less than 36 months
	Age 64	To your normal retirement age*, but not less than 30 months

	Age 65	24 months
	Age 66	21 months
	Age 67	18 months
	Age 68	15 months
	Age 69 and over	12 months

*Your normal retirement age is your retirement age under the Social Security Act where retirement age depends on your year of birth.
No contributions are required for your coverage while you are receiving payments under this plan.

Cost of Coverage:	The long term disability plan is provided to you on a non-contributory basis. The entire cost of your coverage under the plan is being paid by your Employer.
The above items are only highlights of your coverage. For a full description please read this entire Group Insurance Certificate.
IMPORTANT INFORMATION FOR RESIDENTS OF CERTAIN STATES: There are state-specific requirements that may change the provisions under the coverage(s) described in this Group Insurance Certificate. If you live in a state that has such requirements, those requirements will apply to your coverage(s) and are made a part of your Group Insurance Certificate. Prudential has a website that describes these state-specific requirements. You may access the website at www.prudential.com/etonline. When you access the website, you will be asked to enter your state of residence and your Access Code. Your Access Code is 51330.
If you are unable to access this website, want to receive a printed copy of these requirements or have any questions, call Prudential at 1-866-439-9026.